Core Tax Deeds LLC

Audited Financial Statements
As of December 31, 2023

Table of Contents

Independent Auditor's Report

To the Board of Directors and
Member of CORE Tax Deeds LLC

Opinion

We have audited the accompanying financial statements of CORE Tax Deeds LLC, which comprise the balance sheet as of December 31, 2023 and the related statements of operations, member's deficit and cash flows for the period from October 10, 2023 (inception) to December 31, 2023, and the related notes to the financial statements (collectively the "financials statements").

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CORE Tax Deeds LLC as of December 31, 2023, and the results of its operations and its cash flows for the period from October 10, 2023 (inception) to December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of CORE Tax Deeds LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has not yet begun operation and had a negative member's equity as of December 31, 2023. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CORE Tax Deeds LLC's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
also d/b/a McNAMARA and ASSOCIATES, PLLC
TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053
JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053
ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053
SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053
www.assurancedimensions.com

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CORE Tax Deeds LLC's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about CORE Tax Deeds LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Assurance Dimensions

Margate, Florida
March 29, 2024

ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
also d/b/a McNAMARA and ASSOCIATES, PLLC
TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053
JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053
ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053
SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053
www.assurancedimensions.com

Core Tax Deeds LLC
Balance Sheet
As of December 31, 2023

Assets

Current Assets	
Cash	$ 668
Total Current Assets	668
Total Assets	$ 668

Liabilities and Member's Deficit

Current Liabilities	
Due to TTRE (Related Party)	$ 2,800
Total Current Liability	2,800
Long-Term Liability	
Total Long-Term Liability	0
Total Liability	2,800
Member's Deficit	
Member's Deficit	(2,132)
Total Member's Deficit	(2,132)
Total Liabilities and Member's Deficit	$ 668

The accompanying notes are an integral part of this financial statement.

Core Tax Deeds LLC
Statement of Operations
For the Period from October 10, 2023 (inception) to December 31, 2023

	12 Month Ended December 31, 2023
Sales	
Total Sales	$ 0
Gross Profit	0
Operating Expenses	
Travel	564
Meals	48
Contract Labor	510
Rent	45
Management	456
Professional Fees	509
Total Operating Expenses	2,132
Net Income (Loss)	**$ (2,132)**

The accompanying notes are an integral part of this financial statement.

Core Tax Deeds LLC
Statement of Member's Deficit
For the Period from October 10, 2023 (inception) to December 31, 2023

	Members' Deficit	Total
Balance October 10, 2023	$ -	$ -
Net Loss	$ (2,132)	$ (2,132)
Balance December 31, 2023	**$ (2,132)**	**$ (2,132)**

The accompanying notes are an integral part of this financial statement.

Core Tax Deeds LLC
Statement of Cash Flows
For the Period from October 10, 2023 (inception) to December 31, 2023

Cash Flow from Operating Activities		
Net Income (Loss)	$	(2,132)
Changes in Operating Assets and Liabilities		
Net Cash Used by Operating Activities		(2,132)
Cash Flow from Financing Activities		
Due to TTRE		2,800
Net Cash Provided by Financing Activities		**2,800**
Net Increase in Cash		668
Cash - Beginning		0
Cash - Ending	$	**668**

The accompanying notes are an integral part of this financial statement.

Core Tax Deeds LLC
Notes to Financial Statements
December 31, 2023

Note A- Organization and Description of Business

Core Tax Deeds LLC ("Company") is a corporation established on October 10th, 2023, pursuant to the laws of the United States of America. The Company was originally formed as CORE FUND II and subsequently amended the name to Core Tax Deeds LLC. The Company was formed with an acquisition strategy, with a focus on acquiring non-homestead properties that are obtained through tax deed sales.

Note B- Significant Accounting Practices

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S GAAP"). The financial statements are presented on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual reports could differ from those estimates.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, "cash and cash equivalent" represent cash in hand, current bank accounts and fixed deposits with banks maturing within three months or less from the balance sheet date. Overdraft bank accounts fluctuating from debt to credit balance are deducted from "cash and cash equivalent". The company places its cash with huge quality financial institutions. At times, such investments may be more than FDIC insurance limits. As of December 31, 2023, these limits were not exceeded.

Revenue Recognition

Revenue is recognized when control of goods or services is transferred to customers, in an amount that reflects the consideration the company expects to receive, in accordance with ASC 606.

Trade Accounts Receivable

Accounts receivables are shown on the balance sheet at their net realizable value. A provision for doubtful accounts is taken after reviewing all the balances at year end. Uncollected amounts are written off in the period they are recognized. The company currently does not have any open receivables.

Financial Instruments
A financial instrument is any contract that gives rise to both the financial assets of one enterprise and a financial liability or equity instrument of another enterprise. The company's financial instruments principally comprise of cash and bank balances, accounts receivable, accounts payable, accrued expenses and short-term borrowings.

Subsequent Events
Subsequent events have been evaluated through March 29th, 2024, the date that financial statements were available to be issued.

Note C- Going Concern
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.

The Company incurred net losses for the year ended December 31, 2023, had net cash used in operating activities for the same period and has an accumulated deficit as of December 31, 2023. These conditions raise substantial doubt about the Company's ability to continue as a going concern for a period of at least twelve months after the date of issuance of these financial statements. In view of these matters, the Company's ability to continue as a going concern is dependent upon the Company's ability to achieve a level of profitability and/or to obtain adequate financing through the issuance of debt or equity in order to finance its operations.

While the Company believes in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and raise additional funds.

These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note D- Related Party

As of December 31, 2023, the Company has amounts owed to TTRE $2,800, which is a related party entity. These liabilities represent transactions or financial obligations within the related party group and are disclosed in the financial statements to provide transparency regarding these relationships.